Filed Pursuant to Rule 433
Issuer Free Writing Prospectus
Registration File Nos: 333-276803 and 333-276803-01

Alexandria Real Estate Equities, Inc.

Fully and unconditionally guaranteed by Alexandria Real Estate Equities, L.P.

This pricing term sheet supplements Alexandria Real Estate Equities, Inc.'s preliminary prospectus supplement, dated February 10, 2026 (the "Preliminary Prospectus Supplement"), including the documents incorporated by reference therein, relating to this offering, and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement.

Final Terms and Conditions Applicable to

$750,000,000 5.25% Senior Notes due 2036

Issuer:	Alexandria Real Estate Equities, Inc.
Security Description:	5.25% Senior Notes due 2036
Guarantee/Guarantor:	Fully and unconditionally guaranteed by Alexandria Real Estate Equities, L.P.
Expected Ratings:*	Moody’s: Baa1/Negative / S&P: BBB+/Negative
Size:	$750,000,000
Maturity Date:	March 15, 2036
Price to Public:	99.679%
Interest Rate:	5.250% per annum
Yield to Maturity:	5.291%
Spread to Benchmark Treasury:	T+115 basis points
Benchmark Treasury:	4.000% due November 15, 2035
Benchmark Treasury Price and Yield:	98-28 / 4.141%
Interest Payment Dates:	Each March 15 and September 15, beginning on September 15, 2026
Optional Redemption:	The redemption price for notes that are redeemed before December 15, 2035 (three months prior to the stated maturity date of the notes) will be equal to the sum of (i) 100% of the principal amount of the notes being redeemed, (ii) accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption, and (iii) a make-whole amount of T+20 bps.
The redemption price for notes that are redeemed on or after December 15, 2035 will be equal to the sum of 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon.

Joint Book-Running Managers:

Citigroup Global Markets Inc.

BofA Securities, Inc.

J.P. Morgan Securities LLC

Scotia Capital (USA) Inc.

TD Securities (USA) LLC

BBVA Securities Inc.

BMO Capital Markets Corp.

BNP Paribas Securities Corp.

Fifth Third Securities, Inc.

Goldman Sachs & Co. LLC

RBC Capital Markets, LLC

Regions Securities LLC

Truist Securities, Inc.

Co-Managers:

Barclays Capital Inc.

Capital One Securities, Inc.

Huntington Securities, Inc.

Mizuho Securities USA LLC

PNC Capital Markets LLC

Samuel A. Ramirez & Company, Inc.

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

CUSIP / ISIN:	015271BF5 / US015271BF51
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
Trade Date:	February 10, 2026
Settlement Date:	February 25, 2026 (T+10)**

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**	The Issuer expects that delivery of the notes will be made to investors on or about February 25, 2026, which will be the tenth business day following the date of the prospectus supplement (such settlement being referred to as "T+10"). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the next eight succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the "SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by contacting: Citigroup Global Markets Inc. at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-800-831-9146 or e-mail: prospectus@citi.com; BofA Securities, Inc., NC1-022-02-25, 201 North Tryon Street, Charlotte, NC 28255-0001, Attn: Prospectus Department, Email: dg.prospectus_requests@bofa.com; J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by email at prospectus-eq_fi@jpmchase.com and postsalemanualrequests@broadridge.com; Scotia Capital (USA) Inc., 250 Vesey Street, New York, New York 10281, toll-free number: 1-800-372-3930; or TD Securities (USA) LLC, toll-free number: 1-855-495-9846.

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